Exhibit 5.2

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Davis Polk & Wardwell London LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

March 27, 2014

Lloyds Banking Group plc
25 Gresham Street
London EC2V 7AE
United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel for Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Company”), LBG Capital No. 1 plc (“LBG 1”) and LBG Capital No. 2 plc (“LBG 2”) in connection with a Registration Statement on Form F-4, as amended (the “Registration Statement”) filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”) and a related Prospectus dated March 27, 2014 (the “Prospectus”), in connection with (a) the offer by LBG 1(the “LBG 1 Offer”) to exchange  Fixed Rate Reset Additional Tier 1 Securities (the “Securities”) issued by the Company, plus accrued and unpaid interest in cash, plus (if applicable) cash amounts in lieu of any fractional Securities, for (i) 7.875% Dated Enhanced Capital Notes due 2020 (the “Series 1 ECNs”), (ii) 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes (the “Series 2 ECNs”) and (iii) 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes (the “Series 3 ECNs”), in each case issued by LBG 1 and fully and unconditionally guaranteed by the Company, and (b) the offer by LBG 2 (the “LBG 2 Offer”, and together with the LBG 1 Offer, the “Exchange Offer”) to exchange  Securities plus accrued and unpaid interest in cash, plus (if applicable) cash amounts in lieu of any fractional Securities for 7.875% Dated Enhanced Capital Notes due 2020, issued by LBG 2, fully and unconditionally guaranteed by Lloyds Bank plc (the “Series 4 ECNs” and, collectively with the Series 1 ECNs, the Series 2 ECNs and the Series 3 ECNs, the “Enhanced Capital Notes”).  The Securities are to be issued pursuant to the provisions of the Capital Securities Indenture dated as of March 6, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture to be dated as of the settlement date in respect of the Exchange Offer (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and The Bank of New York Mellon, London Branch, as trustee.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA, and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities.

Lloyds Banking Group plc	March 27, 2014	pg. 2

We, as your counsel, have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon and subject to the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

(1)
Assuming that the Base Indenture has been, and the First Supplemental Indenture will be, duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Base Indenture has been, and the First Supplemental Indenture will be, duly executed and delivered by the Company, and assuming the Base Indenture has been, and the First Supplemental Indenture will be, duly authorized, executed and delivered by the Trustee and that each of the Trustee and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, each of the Base Indenture and the First Supplemental Indenture (other than the terms governed by Scots law, as to which we express no opinion) constitute or will constitute, as the case may be, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and subject to possible judicial actions giving effect to governmental actions or foreign laws affecting creditors’ rights; and

(2)
Assuming that the Securities have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Securities (except with respect to the provisions thereof expressed to be governed by Scots law, as to which we do not express an opinion), when executed and authenticated in accordance with the terms of the Indenture and issued and delivered in exchange for the Enhanced Capital Notes pursuant to the Exchange Offer will be valid and binding obligations of the Company entitled to the benefits under the Indenture, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and subject to possible judicial actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Securities, (i) the Company is, and shall remain, validly existing as a corporation under the laws of Scotland; and (ii) there shall not have occurred any change in law affecting the validity or enforceability of the Securities.  We have also assumed that (i) the execution, delivery and performance of the Securities (a) is within the Company’s corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Company, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

Davis Polk & Wardwell London LLP

Lloyds Banking Group plc	March 27, 2014	pg. 3

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of Dundas & Wilson CS LLP, special legal counsel in Scotland for the Company, dated as of March 27, 2014, to be filed as an exhibit to the Registration Statement concurrently with this opinion.

We hereby consent to the use of our name under the caption “Validity of the Additional Tier 1 Securities” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Securities Act. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP

Davis Polk & Wardwell London LLP